Term Sheet 1574BE To product supplement BE dated September 29, 2009, prospectus supplement dated September 29, 2009, and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated July 16, 2012; Rule 433
Deutsche Bank AG

Structured Investments	Deutsche Bank $ Autocallable Securities Linked to the Performance of the Mexican Peso Relative to the U.S. Dollar due January 24, 2014
General
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The securities are linked to the performance of the Mexican peso (the “Underlying Currency”) relative to the U.S. dollar (the “Reference Currency”). The securities will automatically be called and will pay a premium if the Currency Performance, calculated as set forth below, is greater than zero (meaning that the Mexican peso strengthens relative to the U.S. dollar) on any Observation Date. Investors will not receive any coupon payments and they should be willing to lose a significant portion or all of their initial investment in the securities if the securities are not automatically called and the Mexican peso weakens relative to the U.S. dollar such that the Currency Performance is negative by more than 20.00%. Any payment at maturity or upon an automatic call of the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing January 24, 2014†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities are expected to price on or about July 20*, 2012 (the “Trade Date”) and are expected to settle on or about July 25*, 2012 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying Currency:	Mexican peso (“MXN”)
Reference Currency:	U.S. dollar (“USD”)
Automatic Call:
If the Currency Performance on any Observation Date is greater than zero, the securities will be automatically called on the corresponding Call Settlement Date for a cash payment per $1,000 Face Amount of securities equal to $1,000 plus $1,000 multiplied by the Call Premium for the relevant Observation Date. The Call Premiums reflect an annualized return of approximately 14.70%**. The Observation Dates, Call Settlement Dates, Call Premiums and Call Payments are set forth in the table below.

	Observation Dates†	Call Settlement Dates†	Call Premium**	Call Payment** (Per $1,000 Face Amount)
	January 22*, 2013	January 25*, 2013	7.35%	$1,073.50
	July 22*, 2013	July 25*, 2013	14.70%	$1,147.00
	January 21*, 2014 (Final Valuation Date)	January 24*, 2014 (Maturity Date)	22.05%	$1,220.50
** The actual Call Premiums and Call Payments will be determined on the Trade Date and will not be less than the respective Call Premiums and Call Payments as set forth above.
Payment at Maturity:
If the securities are not automatically called, the Payment at Maturity per $1,000 Face Amount of securities will be:
•  If the Currency Performance is greater than or equal to -20.00%, you will be entitled to receive a cash Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.
•  If the Currency Performance is less than -20.00%, you will be entitled to receive a cash Payment at Maturity, calculated as follows:

$1,000 + ($1,000 x Currency Performance)
In no event will the Payment at Maturity be less than zero. If the securities are not called and the Currency Performance is less than -20.00%, you will lose a significant portion or all of your investment at maturity.

Currency Performance:	The performance of the Underlying Currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows:
(Initial Spot Rate – Final Spot Rate) / Initial Spot Rate
Initial Spot Rate:	The Spot Rate for the Underlying Currency on the Trade Date
Final Spot Rate:	The Spot Rate for the Underlying Currency on the relevant date of calculation
Spot Rate:
On any day, the USD/MXN mid-spot rate, at approximately 4:00 p.m. London time, for the Underlying Currency against the U.S. dollar, expressed as units of the Underlying Currency per U.S. dollar, for settlement in two business days, as determined by the calculation agent by reference to the exchange rate reported by the W.M. Company which appears on the Reuters Page “WMRSPOT05” (or any successor page) on such date of calculation. A higher Spot Rate indicates a weakening of the Underlying Currency against the U.S. dollar, while a lower Spot Rate indicates a strengthening of the Underlying Currency against the U.S. dollar. The Spot Rate is subject to the provisions set forth under “Market Disruption Events” in the accompanying product supplement.

Final Valuation Date†:	January 21*, 2014
Maturity Date†:	January 24*, 2014
Listing:	The securities will not be listed on any securities exchange.
CUSIP/ISIN:	2515A1KY6 / US2515A1KY64
*      Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, Call Settlement Dates, Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
† Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. In addition to what is provided under "Description of Securities -- Adjustments to Valuation Dates and Payment Dates" in the accompanying product supplement, in the event that an Observation Date is postponed, the relevant Call Settlement Date will be the third business day after the Observation Date as postponed.
Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per security	$1,000.00	$12.50	$987.50
Total	$	$	$
(1)  Certain fiduciary accounts will pay a purchase price of $987.50 per security, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)  Please see "Supplemental Plan of Distribution" in this term sheet for information about fees.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
JPMorgan
Placement Agent
July 16, 2012

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this term sheet together with product supplement BE dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BE dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200154/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Payment on the Securities, Assuming a Range of Hypothetical Performances for the Spot Rate?

The tables and hypothetical examples set forth below are for illustrative purposes only.  The actual returns applicable to a purchaser of the securities will be determined on the Observation Dates or the Final Valuation Date, as applicable. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing below may have been rounded for ease of analysis.

If the securities are called:

The following table illustrates the hypothetical Call Payment upon an automatic call on any of the Observation Dates and assumes Call Premiums of 7.35%, 14.70% and 22.05% for the respective Observation Dates.

Observation Dates	Call Settlement Dates	Call Premium	Call Payment (per $1,000 Face Amount)
January 22, 2013	January 25, 2013	7.35%	$1,073.50
July 22, 2013	July 25, 2013	14.70%	$1,147.00
January 21, 2014 (Final Valuation Date)	January 24, 2014 (Maturity Date)	22.05%	$1,220.50

If the securities are not called:

The following table illustrates how the hypothetical Payments at Maturity per $1,000 Face Amount of securities are calculated if the securities are not called prior to maturity, and assumes a hypothetical Initial Spot Rate of 13.00. The numbers appearing below have been rounded for ease of analysis.

Final Spot Rate	Currency Performance	Payment at Maturity	Return on the Securities
6.50	50.00%	N/A	N/A
7.80	40.00%	N/A	N/A
9.10	30.00%	N/A	N/A
10.40	20.00%	N/A	N/A
11.05	15.00%	N/A	N/A
11.70	10.00%	N/A	N/A
12.35	5.00%	N/A	N/A
13.00	0.00%	$1,000.00	0%
13.65	-5.00%	$1,000.00	0%
14.30	-10.00%	$1,000.00	0%
14.95	-15.00%	$1,000.00	0%
15.60	-20.00%	$1,000.00	0%
16.25	-25.00%	$750.00	-25.00%
16.90	-30.00%	$700.00	-30.00%
17.55	-35.00%	$650.00	-35.00%
18.20	-40.00%	$600.00	-40.00%
20.80	-60.00%	$400.00	-60.00%
23.40	-80.00%	$200.00	-80.00%
26.00	-100.00%	$0.00	-100.00%
27.30	-110.00%	$0.00	-100.00%

The following examples illustrate how the hypothetical Payments at Maturity or hypothetical Call Payments set forth in the two tables above are calculated.

Example 1: The Spot Rate decreases from the Initial Spot Rate to the Final Spot Rate (the Mexican peso strengthens relative to the U.S. dollar), resulting in a Currency Performance of 10.00% on the first Observation Date. Because the Currency Performance on the first Observation Date is greater than zero, the securities are automatically called, and the investor will receive a cash payment of $1,073.50 per $1,000 Face Amount of securities on the Call Settlement Date, calculated as follows:

$1,000 + ($1,000 x 7.35%) = $1,073.50

Example 2: The securities have not been automatically called prior to the Final Valuation Date and the Spot Rate decreases from the Initial Spot Rate to the Final Spot Rate (the Mexican peso strengthens relative to the U.S. dollar), resulting in a Currency Performance of 10.00% on the Final Valuation Date. Because the last Observation Date is scheduled to be the Final Valuation Date, and the Currency Performance is greater than zero, the securities are automatically called, and the investor will receive a cash payment of $1,220.50 per $1,000 Face Amount of securities on the Call Settlement Date, calculated as follows:

$1,000 +($1,000 x 22.05%) = $1,220.50

Example 3: The securities are not automatically called and the Spot Rate increases from the Initial Spot Rate to the Final Spot Rate (the Mexican peso weakens relative to the U.S. dollar), resulting in a Currency Performance of -5.00%.  Even though the Currency Performance of -5.00% is negative, because the Currency Performance is greater than or equal to -20.00%, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 4: The securities are not automatically called and the Spot Rate increases from the Initial Spot Rate to the Final Spot Rate (the Mexican peso weakens relative to the U.S. dollar), resulting in a Currency Performance of -40.00%. Because the Currency Performance of -40.00% is negative and is less than -20.00%, the investor will receive a Payment at Maturity of $600.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -40.00%) = $600.00

Selected Purchase Considerations

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FIXED APPRECIATION POTENTIAL IF THE SECURITIES ARE AUTOMATICALLY CALLED, AND LIMITED PROTECTION AGAINST LOSS – The securities are designed for investors who believe that the Mexican peso will not depreciate relative to the U.S. dollar over the term of the securities, and who are willing to risk losing up to 100% of their initial investment if the securities are not automatically called and the Currency Performance is less than -20.00% on the Final Valuation Date.  If the securities are automatically called, you will receive a positive return reflecting the Call Premium for the applicable Observation Date. If the securities are not automatically called and the Currency Performance is equal to or greater than -20.00%, you will receive your initial investment amount at maturity. If the Currency Performance is less than -20.00%, you will receive at maturity a return on the securities reflecting the full negative Currency Performance, and you will lose a significant portion or all of your investment.  Because the securities are our senior unsecured obligations, payment of any amount on the securities maturity or upon an automatic call is subject to our ability to pay our obligations as they become due.

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POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC CALL FEATURE – While the original term of the securities is approximately 18 months, the securities will be called if the Currency Performance is greater than zero on any Observation Date (including the Final Valuation Date), and you will be entitled to a return on the securities on the applicable Call Settlement Date of approximately 14.70% per annum, or approximately 7.35% on a semi-annual basis. The actual Call Premium will be determined on the Trade Date.

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SINGLE UNDERLYING CURRENCY – The return on the securities, which may be positive, zero or negative, is linked to the performance of the Mexican peso, which we refer to as the Underlying Currency, relative to the U.S. dollar, which we refer to as the Reference Currency.  Accordingly, the Currency Performance will increase as the Underlying Currency appreciates relative to the U.S. dollar, and will decrease as the Underlying Currency depreciates relative to the U.S. dollar.

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TAX CONSEQUENCES  — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes. If this treatment is respected, you should not recognize taxable income or loss prior to the maturity or disposition (including pursuant to a call) of your securities. The Internal Revenue Service (the “IRS”) or a court may not agree with this treatment, however, in which case the tax consequences of ownership and disposition of your securities could be materially and adversely affected. The remainder of this discussion is based on the treatment of the securities as prepaid financial contracts that are not debt.

Because of the application of certain rules relating to foreign currency instruments under Section 988 of the Internal Revenue Code (the “Code”), your gain or loss on the securities should be treated as ordinary income or loss unless before the close of the day on which you acquire your securities you make a valid election to treat such gain or loss as capital gain or loss pursuant to the applicable Treasury regulations. Our special tax counsel believes it is reasonable to treat the election under Section 988 as available and that there should be no adverse consequences as a result of having made a protective election under Section 988. However, because there is no direct legal authority addressing the availability of this election for instruments such as the securities, our special tax counsel is unable to conclude that it is more likely than not that the election is available.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the securities on your books and records on the day you acquire them as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) obtain “independent verification” of the election. Assuming the election is available, if you make a valid election before the close of the day on which you acquire your securities, your gain or loss on the securities should be short-term capital gain or loss, unless you have held the securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. The deductibility of capital losses is subject to limitations. In addition, special reporting rules could apply if your losses with respect to foreign currencies (including certain instruments linked to foreign currencies) exceed a specified threshold.

It is possible that the securities could be treated as “foreign currency contracts” under the mark-to-market regime of Section 1256 of the Code. If Section 1256 were to apply, you would be required to mark your securities to market at the end of each year (i.e., recognize income or loss as if the securities  had been sold for fair market value).  Under this treatment, if applicable, gain or loss recognized on marking to market would be ordinary in character absent a valid election under Section 988 to treat gain or loss on the securities as capital.  Assuming the election is available and a valid election is made, gain or loss recognized on marking to market would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the period during which you held your securities.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether holders of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

In 2007, the IRS also released a revenue ruling holding that a financial instrument with some arguable similarity to the securities is properly treated as a debt instrument denominated in a foreign currency.  The securities are distinguishable in meaningful respects from the instruments described in the revenue ruling.  If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the securities for U.S. holders, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including the availability of the election under Section 988, possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Underlying Currency.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your investment.  The return on the securities at maturity is linked to the performance of the Mexican peso relative to the U.S. dollar and will depend on whether the securities are automatically called, and if the securities are not called, on the Currency Performance. If the securities are not automatically called, you will not receive a positive return on the securities.  Moreover, if the securities are not automatically called and the Currency Performance, calculated as set forth herein, is less than -20.00%, your investment will be fully exposed to the negative Currency Performance, and you will lose a significant portion and may lose all of your investment in the securities.  Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

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THE MAXIMUM RETURN TO THE SECURITIES IS LIMITED TO THE CALL PREMIUM —The appreciation potential of the securities is limited to the pre-specified Call Premium on the relevant Observation Date, regardless of the performance of the Underlying Currency. In addition, since the securities could be called as early as the first Observation Date, the term of your investment could be as short as six months, and your return on the securities would be less than what you would receive if the securities were called on a later Observation Date.  If the securities are not automatically called, you will not realize a positive return on the securities, and you may lose up to 100% of your initial investment if the Currency Performance is less than -20.00%.

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REINVESTMENT RISK – If your securities are called early, the term of the securities may be reduced to as short as six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•	THE SECURITIES DO NOT PAY COUPONS – Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS —  The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Call Payment or Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Call Payment or Payment at Maturity owed to you under the terms of the securities.

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INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING CURRENCY – You may receive a lower payment in respect of the securities than you would have received if you had made a direct, uncapped investment in the Underlying Currency. The Currency Performance for the Underlying Currency is based upon the formula set forth above. The Currency Performance is dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

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CURRENCY MARKETS MAY BE VOLATILE – The securities are linked to the performance of the Mexican peso, as Underlying Currency, relative to the U.S. dollar, as Reference Currency, and investors should consider factors that could affect the Underlying Currency or the Reference Currency during the term of the securities. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency risks include, but are not limited to, convertibility risk, market volatility and the potential impact of actions taken by governments, which may include the regulation of exchange rates or foreign investments, the imposition of taxes, the issuance of new currency to replace an existing currency or the evaluation or revaluation of a currency. These factors may affect the value of the Underlying Currency relative to the Reference Currency and the value of your securities in varying ways.

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THE SECURITIES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – The Underlying Currency is the currency of an emerging market country. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is a greater possibility of nationalization, expropriation or confiscation, political changes, government regulation changes and social instability relative to their industrialized counterparts. Future political changes may adversely affect the economic conditions of an emerging or developing nation. Political or economic instability in emerging market countries is likely to have an adverse effect on the performance of the Underlying Currency relative to the Reference Currency, and, consequently, the return on the securities.

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LEGAL AND REGULATORY RISKS – Legal and regulatory changes could adversely affect currency exchange rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency exchange rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Underlying Currency and, consequently, the value of and return on the securities.

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THE SECURITIES ARE LINKED TO THE PERFORMANCE OF A SINGLE CURRENCY RELATIVE TO A SINGLE CURRENCY AND THEREFORE EXPOSE YOU TO SIGNIFICANT NON-DIVERSIFIED CURRENCY RISK – Your investment in the securities is subject to the risk of significant fluctuations in the performance of a single currency, the Mexican peso, relative to a single currency, the U.S. dollar. Because the securities are linked to a single currency as opposed to a basket of currencies, adverse movements in the exchange rate of the Underlying Currency will not be offset or moderated by favorable movements in the exchange rates of other currencies as if the securities were linked to a currency basket.

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THE RECENT GLOBAL FINANCIAL CRISIS OR ANY FUTURE FINANCIAL CRISIS CAN BE EXPECTED TO HEIGHTEN CURRENCY EXCHANGE RISKS – In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others, with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the U. S. government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the Underlying Currency relative to the U.S. dollar.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Underlying Currency relative to the Reference Currency and the value of the securities.

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IF THE LIQUIDITY OF THE UNDERLYING CURRENCY IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Final Spot Rate, and therefore, on the return on your securities. Limited liquidity relating to the Underlying Currency may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Currency Performance using its normal means. The resulting discretion by the calculation agent in determining the Currency Performance could, in turn, result in potential conflicts of interest.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE UNDERLYING CURRENCY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Underlying Currency and, therefore, the value of the securities.

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HISTORICAL PERFORMANCE OF THE UNDERLYING CURRENCY SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE UNDERLYING CURRENCY DURING THE TERM OF THE SECURITIES – It is impossible to predict whether the Spot Rate of the Underlying Currency will rise or fall.  The Spot Rate of the Underlying Currency will be influenced by complex and interrelated political, economic, financial and other factors.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN – The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Currency Performance in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the securities. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining the Currency Performance, Call Payment or Payment at Maturity in the ordinary manner, the calculation agent will determine the Currency Performance, Call Payment or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your securities. For example, if the source for the Final Spot Rate is not available on the Final Valuation Date, the calculation agent may determine the Spot Rate for such date, and such determination may adversely affect the return on your securities.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the Payment at Maturity or Call Payment described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates) will be willing to purchase securities from you, prior to maturity, in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but is not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – While we expect that, generally, the Spot Rate for the Underlying Currency on any day will affect the value of the securities more than any other single factor, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying Currency relative to the U.S. dollar, as the Reference Currency;

•	the time remaining to maturity of the securities;

•	interest rates and yields in the market generally and in the markets of the Underlying Currency and the U.S. dollar;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKET MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our foreign currency exposure from the securities by entering into foreign exchange and currency derivative transactions, such as over-the-counter options. Such trading and hedging activities may affect the Spot Rate and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlying Currency on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Underlying Currency. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

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WE AND OUR AFFILIATES AND AGENTS, OR JPMORGAN CHASE & CO. AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES.  ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE UNDERLYING CURRENCY TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES – We, our affiliates and agents, and JPMorgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents, or JPMorgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlying Currency to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY – Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Currency Performance and maintains some discretion as to how such calculations are made, in particular if the Spot Rate is not available on the Final Valuation Date. In addition, the Issuer may hedge its obligations under the securities. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the performance of the Underlying Currency.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, as described above under “Tax Consequences.” Even if this treatment is respected, substantial uncertainties remain. For instance, you may not be permitted to make an election at the time of your investment to treat gain or loss on your securities as capital gain or loss. It is also possible that you will be required to “mark to market” your securities at the end of each tax year. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

In 2007, the IRS also released a revenue ruling holding that a financial instrument with some arguable similarity to the securities is properly treated as a debt instrument denominated in a foreign currency.  The securities are distinguishable in meaningful respects from the instrument described in the revenue ruling.  If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the securities for U.S. holders, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following table and graph show the historical exchange rates for the number of units of Mexican peso per one U.S. dollar. The table uses daily exchange rates that are based on Bloomberg quotations for historical high and low exchange rates and Bloomberg end-of-day quotations for period-end exchange rates. The graph uses daily exchange rates that are based on Bloomberg end-of-day quotations. The Bloomberg quotations are not the same as the Spot Rate set forth above. The table shows the historical high, low and period-end exchange rates for the period from January 2, 2002 through July 12, 2012. The numbers appearing in the table may have been rounded for ease of analysis. The graph following the table sets forth the historical exchange rate performance for the period from July 12, 2002 through July 12, 2012.

The historical data set forth below are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rate set forth above or the Currency Performance. Any historical upward or downward trend in the exchange rate set forth in the following table or graph during any period set forth below is not an indication that the Spot Rate or Currency Performance is more or less likely to increase or decrease at any time during the term of the securities. A higher exchange rate indicates a weakening of the Underlying Currency relative to the Reference Currency, while a lower exchange rate indicates a strengthening of the Underlying Currency relative to the Reference Currency. The daily exchange rates published by Bloomberg may differ from the Spot Rate for the Underlying Currency. We will not use Bloomberg to determine the Spot Rate for the Underlying Currency.

Mexican peso
Historical Quarterly High, Low and Period-End Exchange Rates
January 2, 2002 through July 12, 2012
(expressed as units of Mexican peso per U.S. dollar)

Mexican peso	High	Low	Period End
2002	10.4955	8.9550	10.3700
2003	11.4578	10.0845	11.2285
2004	11.7075	10.7760	11.1470
2005	11.4360	10.3984	10.6350
2006	11.5195	10.4236	10.8033
2007	11.3285	10.6417	10.8988
2008	14.3017	9.8572	13.6733
2009	15.5892	12.4870	13.0914
2010	13.3849	12.1305	12.3401
2011	14.3086	11.4800	13.9357
2012 (through July 12, 2012)	14.5997	12.5500	13.3214

Past performance is not indicative of future performance.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer that will not exceed $12.50 per $1,000 Face Amount of securities, but will forgo any fees for sales to certain fiduciary accounts.